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                                                                   EXHIBIT 10.27

                           ELECTRICITY SALES AGREEMENT



                                     BETWEEN



                               ROUGE STEEL COMPANY

                                    AS BUYER



                                       AND



                     DEARBORN INDUSTRIAL GENERATION, L.L.C.

                                    AS SELLER











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                                TABLE OF CONTENTS
                                                                          PAGE

SECTION 1 DEFINITIONS........................................................2

   1.01    CERTAIN DEFINED TERMS.............................................2

   1.02    INTERPRETATIONS; HEADINGS.........................................6

SECTION 2 REPRESENTATIONS AND WARRANTIES.....................................6

   2.01    REPRESENTATIONS AND WARRANTIES OF ROUGE...........................6

   2.02    REPRESENTATIONS AND WARRANTIES OF DIG.............................7

SECTION 3 CONDITIONS PRECEDENT...............................................8

   3.01    ENFORCEMENT OF DIG'S OBLIGATIONS..................................8

   3.02    ENFORCEMENT OF ROUGE'S OBLIGATIONS................................9

SECTION 4 OBLIGATIONS OF THE PARTIES.........................................9

   4.01    DESIGN............................................................9

   4.02    GOVERNMENTAL PERMITS AND APPROVALS...............................10

   4.03    CONSTRUCTION OF THE PROJECT......................................11

   4.04    [INTENTIONALLY BLANK]............................................12

   4.05    OPERATION AND MAINTENANCE OF THE PROJECT.........................12

   4.06    REASONABLE EFFORTS AND COOPERATION...............................13

SECTION 5 SALE AND PURCHASE OF ELECTRICITY..................................14

   5.01    REQUIREMENT AND EXCLUSIVE SUPPLIER...............................14

   5.02    AMOUNT AND TYPE OF SERVICE.......................................16

   5.03   [INTENTIONALLY BLANK] ............................................16

   5.04    NOTICE REQUIREMENTS..............................................16

   5.05    DISCLAIMER OF WARRANTY...........................................17

   5.06    RISK OF LOSS.....................................................18

SECTION 6 MEASUREMENT OF ELECTRICITY........................................18

   6.01    MEASUREMENT OF ELECTRICITY.......................................18

   6.02    ESTIMATION OF ENERGY WHEN METERING EQUIPMENT IS NOT FUNCTIONING..19

SECTION 7 ELECTRICITY QUALITY...............................................21

   7.01    GENERAL STANDARD.................................................21

   7.02    LIQUIDATED DAMAGES...............................................21

   7.03    QUALITY COMMITMENT...............................................23

SECTION 8 PAYMENT CALCULATIONS..............................................23

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   8.01    PAYMENTS.........................................................23

   8.02    EXTENSION TERM PRICING...........................................24

   8.03    PROPERTY TAX ABATEMENT ADJUSTMENT................................24

   8.04    NO OTHER CHARGES.................................................24

   8.05    TRANSITION CHARGES...............................................25

SECTION 9 PAYMENTS; BILLING; INTEREST ON PAST-DUE AMOUNTS...................25

   9.01    PAYMENTS.........................................................25

   9.02    BILLING..........................................................25

   9.03    INTEREST ON PAST-DUE AMOUNTS.....................................26

   9.04    FAILURE TO PAY...................................................26

   9.05    DISPUTED INVOICES................................................27

SECTION 10 COMPLIANCE WITH LAWS.............................................28

   10.01      COMPLIANCE WITH LAWS..........................................28

SECTION 11 INSURANCE........................................................28

   11.01      INSURANCE.....................................................28

SECTION 12 TERM OF THIS AGREEMENT...........................................29

   12.01      TERM OF THIS AGREEMENT........................................29

   12.02      DETERMINATION OF COMMENCEMENT DATE............................30

SECTION 13 FORCE MAJEURE....................................................31

   13.01      FORCE MAJEURE.................................................31

   13.02      RESTRICTIONS..................................................33

   13.03      NOTIFICATION OBLIGATIONS......................................33

   13.04      OTHER CONSEQUENCES............................................33

   13.05      MEETING BETWEEN PARTIES.......................................34

SECTION 14 DEFAULT AND TERMINATION..........................................34

   14.01      EVENTS OF DEFAULT.............................................34

SECTION 15 WAIVERS; AMENDMENTS AND MODIFICATIONS............................36

   15.01      WAIVERS.......................................................36

   15.02      AMENDMENTS AND MODIFICATIONS..................................37

SECTION 16 NOTICES..........................................................37

   16.01      NOTICES.......................................................37

SECTION 17 ASSIGNABILITY....................................................38

   17.01      NON-ASSIGNABILITY.............................................38

   17.02      PERMITTED ASSIGNMENT..........................................39

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SECTION 18 LIABILITIES AND INDEMNITIES; LEGAL FEES; COMPUTATION OF DAMAGES..39

   18.01      LIABILITIES AND INDEMNITIES...................................39

   18.02      [INTENTIONALLY BLANK].........................................41

   18.03      LIMITATION OF LIABILITY.......................................41

   18.04      DAMAGES PAYABLE BY DIG........................................41

   18.05      DAMAGES PAYABLE BY ROUGE......................................42

   18.06      DUTY TO MITIGATE..............................................42

SECTION 19 DISPUTE RESOLUTION PROCEDURES....................................43

   19.01      IF A DISPUTE ARISES...........................................43

   19.02      ARBITRATION...................................................43

SECTION 20 DIG'S FINANCING..................................................44

   20.01      DIG'S FINANCING...............................................44

SECTION 21 MISCELLANEOUS....................................................45

   21.01      ENTIRE AGREEMENT..............................................45

   21.02      NO DRAFTING PRESUMPTION.......................................45

   21.03      INDEPENDENT CONTRACTOR........................................45

   21.04      SEVERABILITY..................................................45

   21.05      GOVERNING LAW.................................................46

   21.06      CONFIDENTIALITY...............................................46

   21.07      DAMAGE, DESTRUCTION OR CONDEMNATION...........................47

   21.08      COUNTERPARTS..................................................47

EXHIBIT A PROJECT SITE.......................................................1

EXHIBIT B ROUGE SITE.........................................................1

EXHIBIT C POINT OF DELIVERY..................................................1

EXHIBIT D MAXIMUM EMISSION CREDITS...........................................1

EXHIBIT E BASE PROPERTY TAX..................................................1

EXHIBIT F PRICING............................................................1

EXHIBIT G ALLOCATION OF CONTRACT CAPACITY....................................1

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                           ELECTRICITY SALES AGREEMENT

         This ELECTRICITY SALES AGREEMENT, dated as of January 13, 1999, is made by and between ROUGE STEEL COMPANY, a Delaware corporation ("ROUGE"), having offices at 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan, 48121, and DEARBORN INDUSTRIAL GENERATION, L.L.C., a Michigan limited liability company ("DIG"), having offices at 330 Town Center Drive, Dearborn, Michigan 48126.

                                     RECITAL

         WHEREAS, ROUGE owns and operates a manufacturing facility in Dearborn, Michigan, which uses Electricity in its manufacturing operations; and

         WHEREAS, ROUGE intends to continue to operate the manufacturing facility;

         WHEREAS, DIG intends to construct an electric and steam generating facility near ROUGE's facility; and

         WHEREAS, DIG will produce Electricity which DIG is willing to sell to ROUGE to meet ROUGE's operational requirements; and

         WHEREAS, ROUGE desires to buy Electricity from DIG.

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         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Electricity Sales Agreement, ROUGE and DIG hereby agree as follows:

                                    SECTION 1

                                   DEFINITIONS

1.01     CERTAIN DEFINED TERMS.

         As used in this Electricity Sales Agreement, the words, phrases and terms used herein shall be used in the ordinary meaning unless this Agreement clearly indicates otherwise or unless the same is hereinafter defined, in which instance, such word, phrase or term shall have the meaning attributed to it or as defined below:

         "Agreement" shall mean this Electricity Sales Agreement, as it may be amended, modified or supplemented from time to time.

         "Billing Distribution" shall mean the portion of the Electricity delivered to the Point(s) of Delivery which FORD and ROUGE jointly inform DIG represents the Electricity sold to ROUGE and is to be allocated to ROUGE for invoice purposes. ROUGE agrees to be bound by such Billing Distribution and DIG may rely on each such Billing Distribution.

         "Circulating Water" shall mean water drawn from the Detroit Industrial Processing Water Pipeline at the Rouge Site and circulated through closed channels of various equipment to remove heat without contact with other process fluids.

         "Commencement Date" shall mean the date determined in accordance with
Section 12.02 but in no event later than June 1, 2000; provided however that DIG shall use its commercially reasonable efforts to achieve a Commencement Date by April 1, 2000.

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         "Companion Agreements" shall mean separate steam sales agreements between DIG and FORD, and DIG and ROUGE; an Electricity sales agreement between DIG and FORD; a blast furnace gas purchase agreement between DIG and ROUGE; a treated water purchase agreement between DIG and ROUGE; a lease for the Project Site between ROUGE and DIG; environmental indemnity agreement, and necessary easements between DIG and FORD, ROUGE or both; and all interconnection agreements (steam, electric, BFG, condensate, circulating water, waste water discharge, utilities) among those parties which are necessary to carry out the purposes of the agreements.

         "Contract Capacity" shall mean the peak MW usage (as measured during a period of time no greater than the period of time upon which any imbalance or similar charges imposed by the relevant transmission system provider and approved by the appropriate regulatory authority are based) that DIG is obliged to serve to FORD, ROUGE and all Eligible Customers pursuant to Exhibit G which shall not exceed 400 MW.

         "Electricity" shall mean electric energy, measured in kilowatt-hours, in the form of alternating current, three-phase, 60 Hertz at the appropriate voltage.

         "Electricity Interconnection Facilities" shall mean those facilities of a quality and type reasonably required to deliver Electricity from the Project to the Rouge Site including meter supports, meter(s), line(s) and other facilities of a quality and type reasonably required in order to effectuate the purposes of this Agreement.

         "Firm Power" shall mean a reliable supply of Electricity which will not be curtailed or interrupted for any reason other than Force Majeure. FORD and ROUGE receiving firm power under this Agreement are entitled to the highest level of end-use priority and their supply of electricity will not be intentionally interrupted or curtailed except to prevent injury or




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property damage. Such priority shall, at all times, be superior to any other customer purchasing electricity from DIG.


         "Force Majeure" shall have the meaning provided for in Section 13.

         "FORD" shall mean the Ford Motor Company.

         "Governmental Authority" shall mean any federal, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity or other person or body authorized to make or enforce laws or regulations applicable to the Project.

         "Ladle Met Facilities" shall mean equipment operated by ROUGE that refines and/or heats steel produced by basic oxygen furnaces prior to casting.

         "Laws" or "Law" shall mean all statutes, regulations, orders, decrees or rulings by any Governmental Authority applicable to the construction, maintenance and operation of the Project.

         "Market Rate" shall mean the greater of (i) the rates shown in Exhibit F or (ii) a rate calculated by summing the cost incurred by DIG (including any and all power, transmission, ancillary service, electric loss and energy imbalance charges) for the delivery of all excess usage and dividing such sum by the excess usage. Market Rate will be expressed to two (2) decimal places and in $/MWh (e.g. $52.78/MWh).

         "MW" shall mean one million watts.

         "MWh" shall mean a unit of electrical energy equivalent to the use of one megawatt for one hour.

         "Party" or "Parties" shall mean a signatory or the signatories to this Agreement and its or their successors and permitted assigns, as the case may be.



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         "Point(s) of Delivery" shall mean the point(s) of connection to the
Rouge Site distribution facilities identified in Exhibit C hereto.

         "Powerhouse" shall mean the existing power plant located at the Rouge Site that is jointly owned by FORD and ROUGE.

         "Project" shall mean an approximately 550 MW complex with two natural gas fired combined cycle units with heat recovery steam generators, three blast furnace gas/natural gas boilers, one steam turbine and all ancillary transformers, transmission wires, meters and other associated equipment necessary to connect to existing infrastructure to be located on or near the Project Site. The Parties agree that DIG may install an additional gas turbine generator and ancillary equipment (including heat recovery steam generator) with a nominal net capacity of approximately 160 MW. This unit shall be excluded from the definition of Project for purposes of this Agreement, unless specifically noted otherwise.

         "Project Site" shall mean the real property to be leased or purchased by DIG from ROUGE, located in Dearborn, Michigan, and more particularly described in Exhibit A hereto.

         "Rouge Site" shall mean the property located in Dearborn, Michigan, within the boundaries shown on Exhibit B.


         "Term" shall mean the original term of this Agreement and any extensions hereto, as set forth in Section 12.01.


         "Transition Charge" shall mean a potential charge which does not currently exist but which may be imposed on one or more end-users in the future by the Federal Energy Regulatory Commission or the Michigan Public Service Commission to compensate the relevant public utility for any cost which may be stranded or otherwise incurred as a result of the advent


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of competition and the transition of the electric industry from a closed market of regulated monopolies to an open market of free competition among multiple energy providers.

1.02    INTERPRETATIONS; HEADINGS.

        (a) Definitions of terms used herein and in the Exhibits hereto shall be equally applicable to both the singular and plural forms of the terms defined.

        (b) The Table of Contents and the headings herein and in the Exhibits hereto are intended for convenience only and shall be disregarded in construing this Agreement.

        (c) The provisions in any Exhibits take precedence over any provision in the body of this Agreement.

        (d) The provisions of this Agreement shall take precedence over any provision in any of the other Companion Agreements between ROUGE and DIG.

                                    SECTION 2

                         REPRESENTATIONS AND WARRANTIES

2.01    REPRESENTATIONS AND WARRANTIES OF ROUGE.

        (a) ROUGE represents that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of Michigan and has full power and authority to enter into this Agreement and to perform the terms hereof.

        (b) ROUGE represents that the persons executing and delivering this Agreement on ROUGE's behalf are acting pursuant to proper authorization duly obtained and




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that this Agreement is the legal, valid and binding obligation of ROGUE, enforceable in accordance with its terms.

         (c) ROUGE represents that the making and performance by ROUGE of this Agreement does not and will not violate the provisions of its Articles of Incorporation, Bylaws or any law, regulation or order of any Governmental Authority applicable to ROUGE, or result in a breach of, or constitute a default under, or require any consent or waiver which has not been obtained under, any agreement, instrument or document, or the provisions of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority affecting ROUGE.

         (d) ROUGE represents that as of the date hereof, no suit, action or arbitration, or legal, administrative or the proceeding is pending or to the best of its knowledge has been threatened against ROUGE that would affect the validity or enforceability of this Agreement or the ability of ROUGE to fulfill its commitments hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of ROUGE.

2.02     REPRESENTATIONS AND WARRANTIES OF DIG.

         (a) DIG represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, is authorized to conduct business in the State of Michigan and has full power and authority to enter into this Agreement and to perform the terms hereof.



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         (b)      DIG represents that the persons executing and delivering this
Agreement on DIG's behalf are acting pursuant to proper authorization duly obtained and that this Agreement is the legal, valid and binding obligation of DIG, enforceable in accordance with its terms.

         (c) DIG represents that the making and performance by DIG of this Agreement does not and will not violate the provisions of its Articles of Organization, Operating Agreement or any law, regulation or order of any Governmental Authority applicable to DIG, or result in a breach of, or constitute a default under, or require any consent or waiver which has not been obtained under, any agreement, instrument or document, or the provisions of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority affecting DIG.

         (d) DIG represents that as of the date hereof, no suit, action or arbitration, or legal, administrative or other proceeding is pending or to the best of its knowledge has been threatened against DIG that would affect the validity or enforceability of this Agreement or the ability of DIG to fulfill its commitments hereunder, or that would, if adversely determined, have a material adverse effect on the business or financial condition of DIG.

                                    SECTION 3

                              CONDITIONS PRECEDENT

3.01     ENFORCEMENT OF DIG'S OBLIGATIONS.



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         It shall be a condition precedent to DIG's obligations under this
Agreement that by February 1, 1999, or such other date as indicated, the following events shall have occurred or shall have been waived by DIG:

         (a) the timely receipt by DIG of possession of, and such other property rights as are necessary in the Project Site and the Rouge Site; and

         (b)      the execution of all of the other Companion Agreements.

3.02     ENFORCEMENT OF ROUGE'S OBLIGATIONS.

         It shall be a condition precedent to ROUGE's obligations under this Agreement that the following events shall have occurred or shall have been waived by ROUGE: the execution of all of the Companion Agreements.


                                    SECTION 4

                           OBLIGATIONS OF THE PARTIES
4.01     DESIGN.

         (a) DIG shall provide all engineering services for the design and construction of the Project and Electricity Interconnection Facilities. The Project design specification shall include the ability to withstand the simultaneous striking of the arc furnaces at ROUGE's Ladle Met Facilities without violating the quality standards of Section 7. In addition the Electricity Interconnection Facilities shall be designed such that no additional work or replacement to the FORD/ROUGE equipment is required, or, if required by DIG, will be implemented at DIG's sole expense.



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         (b)      ROUGE shall make available to DIG in a timely manner (i) all available plans and drawings, necessary to permit DIG to design the Electricity Interconnection Facilities and other interconnections of the Project within the Rouge Site, which include plans and drawings of relevant substations, interconnect points, and lines and (ii) reasonable access to a location(s) for the Point(s) of Delivery.

4.02     GOVERNMENTAL PERMITS AND APPROVALS.

         (a) DIG will, at its expense, apply for all permits, approvals, licenses and variances necessary for the construction and operation of the Project including any permits required to interconnect to FORD or ROUGE facilities at the Rouge Site, provided, however, FORD/ROUGE will apply for modification or amendments to any permits, approvals, or licenses if necessary to allow the Project to use Circulating Water from the Rouge Site. ROUGE will provide all reasonable assistance to DIG, as requested, on a timely basis in obtaining all federal, state, and local permits and approvals and provide information necessary for the regulatory approvals required for the development and operation of the Project. DIG shall provide all reasonable assistance to FORD/ROUGE, if requested, with respect to their application for and compliance of permits, approvals or licenses related to the Circulating Water supply for the Project from the Rouge Site.


         (b) Unless prevented by a relevant governmental authority, ROUGE or FORD will transfer any needed emission credits which may be available as a result of the closure of the Powerhouse, up to the maximum credits listed in Exhibit D, to DIG for one million dollars ($1,000,000), payable at the Commencement Date, if they are required for the Project as currently defined, including the additional gas turbine.




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                  Should the projected potential emissions of the Project
require the use of emission credits exceeding the amount of credits available from the shutdown of the Powerhouse, DIG shall either obtain the credits from a source other than the Powerhouse or obtain the prior approval of ROUGE prior to the filing of environmental permit applications.

         (c) So long as the Project is deemed as "contiguous" with the Rouge Site or "under the control" of ROUGE or FORD or is otherwise deemed part of the Rouge Site for environmental regulatory purposes, then prior to any modification or major modification, (as defined under any federal, state, or local statutes, rules or ordinances), DIG shall obtain the prior approval of ROUGE before commencing any permitting activity or any physical changes related to such modifications. ROUGE reserves the right to veto any modification or major modification plans at the Project, unless the proposed modification has no adverse impact on ROUGE.





4.03     CONSTRUCTION OF THE PROJECT.

         (a) DIG shall bear the costs of construction, start up, testing, maintenance and operation of the Project, including all interconnecting facilities and lines. ROUGE agrees to reasonably cooperate with DIG to facilitate the installation of electricity lines and all other necessary interconnection facilities.

         (b)      DIG will construct the Electricity Interconnection Facilities.



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         (c)      DIG will use appropriate  building trades union labor for the construction phase of the Project.

         (d) DIG will minimize and coordinate with ROUGE any potential interference with any ROUGE operations during the construction, inter-tie, and operation of the Project.

4.04     [INTENTIONALLY BLANK].

4.05     OPERATION AND MAINTENANCE OF THE PROJECT.

         DIG shall have the responsibility to operate the Project in accordance with good engineering and safety practices and shall bear all operating costs and other expenses associated with the Project including any compliance with environmental or noise regulations applicable to the Project. Without limiting the generality of the foregoing, DIG will not discharge Circulating Water in violation of existing or future permit limits and will not discharge in excess of 312,000 gallons/minute, provided FORD/ROUGE does not modify or agree to modifications of such limits without DIG's prior consent, which consent shall not be unreasonably withheld.



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         FORD/ROUGE will make available to the Project at least 316,000 gallons/minute of Circulating Water to operate the Project, provided such quantities of Circulating Water are available to FORD/ROUGE from the portion of the Circulating Water system located between the Detroit River and the Rouge Site. In the event there is a reduction in the amount of Circulating Water available to the Rouge Site, there will be a pro rata reduction in the quantities FORD/ROUGE must make available to the Project.

         DIG shall construct and maintain a minimum of two points of interconnection, with the Detroit Edison or other third party electric transmission system, with each circuit having sufficient capacity to transmit the entire Contract Capacity allocated to the Rouge Site. The location of such interconnections shall be subject to the reasonable approval of FORD and ROUGE.

         DIG will give preferential status to qualified personnel previously at the Powerhouse when hiring the initial operating personnel of the Project. DIG will not oppose the United Auto Workers as bargaining representative for the employees of the Project.



4.06     REASONABLE EFFORTS AND COOPERATION.




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         The Parties shall provide such assistance and support as may reasonably be required in identifying and preparing applications for permits, authorizations and licenses and making all necessary arrangements for interconnection with facilities on the Rouge Site.

                                    SECTION 5

                        SALE AND PURCHASE OF ELECTRICITY

5.01     REQUIREMENT AND EXCLUSIVE SUPPLIER


         In accordance with the terms and conditions of this Agreement, on the Commencement Date and thereafter during the term of this Agreement, DIG shall sell and deliver to ROUGE and ROUGE shall purchase and accept from DIG, all of the electrical energy used or required by its operations at the Rouge Site. Except as provided for in this Agreement, ROUGE shall not, and shall not permit any third party under its control or with which it has a contractual relationship, to use electrical energy at the Rouge Site supplied from any source other than DIG. ROUGE shall use the Electricity delivered by DIG solely for its operations and shall not re-sell any power received from DIG to any third party. DIG will be the sole provider of electrical energy to ROUGE at the Rouge Site for the term of the Agreement with the exception of the following:

                  (a)      Back-up Generators

                  ROUGE shall have the right to install and use, at its sole option, generators to provide for life support operations or backup power in the event that any of the power supplied by DIG under the terms of this Agreement is interrupted or curtailed.

                  (b) Powerhouse Generation Pending Receipt of Steam and Electricity

                           Until the later of the Commencement Date or such date as the Project is


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
able to achieve reliable delivery of Electricity and steam in sufficient quantities to fulfill FORD and ROUGE operational requirements which shall be such date as provided for in 12.02, FORD/ROUGE may continue to generate steam and electricity through the operation of the Powerhouse.

                  (c)      Temporary Construction Generators

                           Nominal generation from portable generators shall be permitted if used solely for temporary power for construction projects.


                  (d)      Batteries and Other Storage

                           Electricity dispensed from batteries, flywheels or other storage devices which originally where charged by Electricity supplied by DIG.


                  (e)      Shaded Area of Exhibit B

                           The exclusivity provisions shall not apply to the shaded area of Exhibit B unless it is economical to provide a direct connection.


                  (f)      Failure to deliver by DIG

                           In the event DIG interrupts the delivery of Electricity ROUGE may generate or acquire replacement Electricity.


                  (g)      Electricity in excess of 400 MW

                           If the Rouge Site exceeds 400 MW of demand, the increment over 400 MW may be purchased from another supplier, unless ROUGE and DIG agree to increase the Contract Capacity.



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

5.02     AMOUNT AND TYPE OF SERVICE.

         (a) Maximum Electricity Delivery. DIG shall not be obligated to deliver Electricity in excess of the Contract Capacity.

         (b) Minimum Electricity Usage. There are no minimum usage requirements or charges under this Agreement.

         (c) Type of Service. All service under this Agreement shall be Firm Power. The hours of service are 24 hours per day every day.


5.03     [INTENTIONALLY BLANK]

5.04     NOTICE REQUIREMENTS.

         (a) Prior to the Commencement Date, DIG and ROUGE shall establish communication procedures designed to keep both informed at all times as to (i) the status of the Project's Electricity generating equipment and, (ii) ROUGE's ability to receive Electricity from the Project.

         (b) Not later than sixty (60) days prior to commencement of each calendar year, ROUGE shall notify DIG of its good faith estimate of the quantity of Electricity to be delivered during the succeeding 12-month period and provide a schedule of monthly usage and peak demand for such delivery. Thereafter, ROUGE shall notify DIG of any known adjustment or modification of said estimated quantity or schedule not less than five (5) days prior to commencement of each calendar month. However, the quantity of Electricity to be supplied to ROUGE pursuant to this Agreement shall not be limited by such estimates.



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

        (c) ROUGE's designated employee shall notify DIG's designated employee of any planned changes to any work shift's estimated quantity or schedule prior to the beginning of any eight (8) hour work shift affected by such changes.

        (d) The Parties recognize that other detailed and continuing exchanges of information will be necessary in order to optimize the design, construction, operation and maintenance of their respective systems and equipment, consistent with their respective rights and responsibilities under this Agreement. To that end, each Party shall notify the other of the individual employee or employees responsible for exchanging information with the other Party and for resolving issues which may arise or be expected to arise affecting design, construction, operation and maintenance of the Project and delivery of Electricity under this Agreement. The original designation shall occur within sixty (60) days of the date of this Agreement. Resolution of such issues including the procedures for communication specified above shall be in writing, executed by authorized employees of both Parties.

5.05    DISCLAIMER OF WARRANTY.

        Except for meeting the performance guaranty contained in Section 7 and the specifications contained in Exhibit D hereto, DIG does not in any way warrant the fitness of the Electricity for the particular purpose for which ROUGE intends or may intend to use the Electricity.



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

5.06     RISK OF LOSS.

         All right, title, and interest in and to any Electricity delivered shall pass from DIG to ROUGE at the Point of Delivery. DIG shall have the risk of loss of all Electricity to be delivered up to and at the Point of Delivery, and ROUGE shall have the risk of loss of all Electricity delivered from and after the Point of Delivery. Liability for all damages caused by or arising out of the Electricity delivered shall lie with the Party responsible for the risk of loss in this Section 5.06. Such Party shall indemnify the other Party hereto for such loss and damage pursuant to Section 18 of this Agreement.

                                    SECTION 6

                           MEASUREMENT OF ELECTRICITY

6.01     MEASUREMENT OF ELECTRICITY.

         DIG shall install, inspect, operate and maintain at its expense, metering equipment and instrumentation for the measurement of Electricity sold to ROUGE and such other data as necessary for the sale of Electricity to ROUGE and the computation of the invoices required by Section 9.02. At all times the equipment shall at least meet generally accepted utility standards. The metering system shall be capable of measuring the aggregate quantity of Electricity delivered by the Project to the Rouge Site. All measurements of Electricity shall be at the appropriate voltage as shown in Exhibit C. ROUGE shall have electronic direct read access to such instrumentation data, but the reading for invoicing, calibrating and adjusting thereof and changing of the charts shall be done only by DIG. The determination of the total quantities of Electricity delivered to the Rouge Site shall be made by DIG's instrumentation. DIG shall test its metering system at least annually, or more frequently if reasonably requested by ROUGE with such additional tests being at the expense of ROUGE if such test finds that the equipment readings are within the parameters of Section 6.02(a), and at the expense of DIG if such test finds that the equipment readings are within the parameters of Section 6.02(b). ROUGE shall have the right to have a representative present at all tests. The records from such measuring equipment shall remain the property of their owner, but upon request, each will submit to the other its records and charts, together with calculations therefrom, for inspection and verification, subject to return within ten (10) days after receipt thereof.


6.02     ESTIMATION OF ELECTRICITY WHEN METERING EQUIPMENT IS NOT FUNCTIONING.

         The quantity of Electricity delivered hereunder during periods when the measuring equipment is out of service or registering inaccurately shall be estimated as follows:

         (a) If, upon test, any measuring equipment, the readings of which are used in the registration, integration, or computation of quantities of Electricity hereunder, is found to be in error to the extent that it introduces not more than two percent (2%) measurement error in the individual measuring equipment affected, previous records of such equipment shall be considered accurate.

         (b) If, upon test, any such above measuring equipment is found to be inaccurate to the extent that it causes the registered or computed quantities of Electricity to be in error by an amount exceeding two percent (2%) at a recording corresponding to the average hourly rate of flow through the instrument(s) in the period since the last preceding test, then any registrations, integration, or computed quantities of such instruments shall be corrected to zero error for any part of the period since the last test in which such error is known to have existed or which may be agreed upon by representatives of the Parties. In case the period of such error is not known definitely or agreed upon, such correction shall be for one-half (1/2) of the quantity of Electricity delivered since the later of the date of the last test or the last undisputed invoice.

         (c) If no tests have been performed to determine the degree of inaccuracy, or measuring equipment is out of service, the quantity of Electricity shall be estimated:

                  (1) by using the registration of any existing and agreed upon check equipment (such as meters on the FORD/ROUGE distribution system) considered by Parties to be registering accurately, or, in the absence of such check equipment;

                  (2) by correcting the error in quantity or percentage of error as is ascertainable by calibration, test, or mathematical calculation (including reliance upon DIG's records of fuel consumption), or if neither of the two foregoing procedures is applicable;

                  (3) by relating the quantity of delivery to deliveries during the periods under similar conditions when the measuring equipment was deemed to have been registering accurately.

         DIG shall preserve for a period of at least two (2) years at all test data, charts and other similar records.

                                    SECTION 7

                               ELECTRICITY QUALITY

7.01     GENERAL STANDARD.

         DIG will deliver Electricity as Firm Power within the quality parameters described in Section 7.02. It is the further objective of DIG to provide Electricity of a quality equal to or better than that which is currently provided to the Rouge Site, with current level of quality provided to the Rouge Site by the Powerhouse being defined in the interconnection agreement between DIG, ROUGE, and FORD.

7.02     LIQUIDATED DAMAGES.

         DIG will use commercially reasonable efforts to eliminate outages (momentary and sustained) and voltage sags in the Electricity supplied to ROUGE under this Agreement. In the event the Project has any sags or outages that impact upon the ROUGE operations, including the impact, if any, of the ROUGE rolling mills or the Ladle Met Facility, then DIG shall promptly undertake and diligently pursue a commercially reasonable quality improvement program. DIG and ROUGE acknowledge that the Project is required to inter-tie and be synchronized with the existing Detroit Edison or third-party electric transmission system. Any voltage sags affecting ROUGE caused by this transmission system shall not be the responsibility of DIG. DIG shall install meters and other equipment to measure any voltage sags on the transmission system and, to the extent practical, insulate ROUGE from such occurrences. The liquidated damages provided for in this Section are related to voltage sags caused by DIG and the Project. DIG is responsible for providing sufficient stability of the electrical system such that

ROUGE operations at the Rouge Site are not impacted by the normal operations of the existing or comparable ROUGE mills, including the rolling mill and Ladle Met Facility. DIG shall not be responsible for any problems caused by the internal Rouge Site distribution system. Any payments by DIG to ROUGE for outages (momentary and sustained) and voltage sags are intended to provide economic incentive to DIG to maintain the reliability of service. For purposes of this provision, "voltage sag" shall be separated into two levels:

1. Voltage sags of no more than thirty (30) % of nominal voltage on any of the three phases for one or more cycles. No liquidated damages will be paid for this type of occurrence.

2. Voltage sags greater than thirty (30 )% of nominal voltage on any of the three phases. Liquidated damages for each occurrence of this type shall be $210,000. For the purposes of payment of any liquidated damages, there shall be no more than one occurrence per fifteen (15) minutes.

         The total liquidated damages paid in any calendar year shall not exceed one million fifty thousand dollars ($1,050,000). Further, DIG shall be not be liable for payment of liquidated damages for one voltage sag occurrence during the first two (2) years of operation of the Project, and one voltage sag occurrence during each four year period thereafter. In the event DIG reaches the liquidated damages limit during any calendar year, DIG shall promptly undertake and diligently pursue a quality improvement program including, if necessary, capital improvements of up to one million dollars ($1,000,000) designed to prevent the further occurrences each time the limit is reached.

         DIG shall pay for and install at the Points of Delivery, meters at least equivalent to the accuracy of the Detroit Edison SMC power quality meters.


7.03     QUALITY COMMITMENT

         DIG acknowledges ROUGE's desire to purchase from suppliers who exhibit clearly superior standards of efficiency, quality and value. The parties will hold quarterly meetings to discuss the business relationship and to review opportunities for continuous improvement.

                                    SECTION 8

                              PAYMENT CALCULATIONS
8.01     PAYMENTS.

         The amount payable by ROUGE to DIG pursuant to each monthly invoice shall be equal to the Billing Distribution in MWh multiplied by the applicable rate in Exhibit F for all usage at or below the Contract Capacity. In the event that Electricity usage exceeds the Contract Capacity, the applicable charge for such excess usage shall be the appropriate Market Rate multiplied by the amounts used in excess of the Contract Capacity. Such amount shall be billed to the party(ies) exceeding its allocation under the terms of Exhibit G.

8.02     EXTENSION TERM PRICING

         If ROUGE elects to extend this Agreement in accordance with Section 12, the Parties shall meet to discuss the rates for Electricity for the relevant extension term. If the Parties cannot agree to a price prior to the end of the expiring term, price shall be determined in accordance with the formula in Exhibit F.

8.03     PROPERTY TAX ABATEMENT

         DIG shall use all reasonable efforts to obtain a property tax abatement or otherwise minimize the amount of property tax payable on the Project. Reasonable efforts shall mean that level of effort normally exercised by entities similarly situated to DIG for projects of like kind to the Project. ROUGE shall provide reasonable assistance to DIG in seeking to obtain such abatement or adjustment. The rates in Appendix F are derived from the base property tax amounts shown in Exhibit E. In the event that the property tax payable by DIG and related to the Project (as currently defined) differs from the amount shown in Exhibit E, DIG shall include the prorated overage or underage based on the formula shown in Exhibit E in the next invoice prepared in accordance with Section 9 as either an additional charge or credit.

8.04     NO OTHER CHARGES

         The rates shown on Exhibit F are inclusive of all service charges, surcharges, administrative fees, meter charges, transmission/distribution charges, load following charges, kVar support charges, stand-by charges and any and all other charges, surcharges, taxes and fees in existence as of the date of this Agreement or as may be levied from time to time during the term of this Agreement.

8.05     TRANSITION CHARGES

         ROUGE shall not be liable for any Transition Charge for sales under this Agreement to any facility located on the Rouge Site, which is served by the Powerhouse as of the Commencement Date. DIG will use its good faith efforts to be classified as a self-service provider as pertains to sales of Electricity to Double Eagle and the Ladle Met Facilities.

         ROUGE shall be liable for any Transition Charge incurred by DIG for sales of Electricity to the Ladle Met Facilities.

                                    SECTION 9

                 PAYMENTS; BILLING; INTEREST ON PAST-DUE AMOUNTS

9.01     PAYMENTS.

         All calculations for payments due DIG shall be based on a calendar month.

9.02     BILLING.

         Beginning with the calendar month immediately following the calendar month in which the Commencement Date shall occur and until this Agreement shall terminate pursuant to Sections 12.01 or 14.02, DIG shall deliver to ROUGE within three (3) days after the first day of each calendar month notice of the total Electricity delivered to the Rouge Site during the previous month. ROUGE shall deliver within five (5) days after such notice from DIG the Billing Distribution to be used for calculating the invoice. DIG shall then deliver to ROUGE an invoice with respect to ROUGE's Billing Distribution of the deliveries of Electricity during the preceding calendar month to the Point of Delivery. Each invoice shall include all necessary information and support documentation for calculation of the payments required pursuant to

Section 9. In the event ROUGE fails to deliver the Billing Distribution within five (5) days, DIG may elect to use the percentage of the total delivery of Electricity from the previous calendar month that represents the Billing Distribution from the previous calendar month. In order to be binding upon DIG, the Billing Distribution of ROUGE plus the Billing Distribution of FORD plus the Billing Distribution of other third parties on the Rouge Site taking Electricity as a result of a nomination under Exhibit G must be equal to the quantity delivered to the Point of Delivery during the previous month.

9.03     INTEREST ON PAST-DUE AMOUNTS.

         The net amount due and payable to DIG as stated in the invoice shall be due and payable within 30 days of receipt in immediately available funds. Invoices not fully paid shall be subject to interest charges on the unpaid balance equal to the sum of the prime lending rate as charged from time to time by Chase Manhattan Bank, or any successor thereto, plus one hundred (100) basis points per annum compounded annually based upon a 365-day year, from the date of presentment until the unpaid balance is paid in full. The prime rate in effect on the first day of any month shall be used in calculating any interest charges which may be due in that month on unpaid invoices and interest charges.



9.04     FAILURE TO PAY.

         If ROUGE fails to pay for Electricity and any interest when due, as set forth in Section 9.02, DIG will notify ROUGE of the delinquency in writing and attempt to reach the designated party in Section 16 by telephone as a further notice. Thereafter, if payment in full has not been made within forty-five (45) days of the date of the delinquency notice, in addition to charging interest pursuant to Section 9.03 and in addition to the provisions of Section 14, DIG may do any one or more of the following: suspend the supply and delivery of Electricity to ROUGE; terminate service under this Agreement in accordance with the procedures in
Section 14.01; or take any other action permitted by law or equity.

         ROUGE hereby grants to DIG the right to enter upon the Rouge Site during the term of this Agreement and install and maintain such equipment or take such other action as may be necessary to physically suspend the delivery of Electricity to ROUGE in the event DIG may do so under the terms of this Section, provided DIG has given notice of such entry to FORD at least five days prior to such entry. The right to isolate ROUGE's facilities from the Rouge Site distribution system shall continue so long as DIG is delivering Electricity to the Rouge Site.

9.05     DISPUTED INVOICES

         In the event of any dispute as to all or any portion of an invoice, ROUGE shall nevertheless pay the full amount of all charges when due and may serve notice upon DIG that the amount of an invoice is in dispute, in which event the provisions of Section 19 shall be applicable. Any charges which are returned as a result of such dispute resolution procedures shall bear interest from the date of payment by ROUGE to the date of refund at the rates provided for in Section 9.03. Subject to the adjustments provided for in Section 6, ROUGE hereby waives the right to dispute any invoice after a period of two (2) years from the date such invoice becomes due and payable.

                                   SECTION 10

                              COMPLIANCE WITH LAWS

10.01    COMPLIANCE WITH LAWS.

         DIG shall be responsible for the Project's compliance with all current and future applicable Laws, and, at its own cost, DIG will obtain and maintain in full force all required permits, approvals and licenses necessary for the operation of the Project. DIG shall not be responsible for the compliance of any facilities outside the Electricity Interconnection Facilities and shall not be liable for any claim of loss or damage (including claims under this Agreement) due to a failure of such facilities.

                                   SECTION 11

                                    INSURANCE

11.01    INSURANCE.

         Prior to DIG or its designated contractor commencing any construction on the Project Site and at all times thereafter prior to the termination of this Agreement, DIG or such designated contractor shall maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general geographical area in which it operates, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

                                   SECTION 12

                            TERM OF THIS AGREEMENT

12.01    TERM OF THIS AGREEMENT.

         The original term of this Agreement shall begin on the earlier of June 1, 2000 or the Commencement Date and shall end on December 31, 2015 (the "Original Termination Date"). ROUGE may extend the term of this Agreement for three (3) additional terms of five (5) years each by providing written notice thereof to DIG no later than eighteen (18) months prior to the Original Termination Date or the termination date of each such five (5) year extension period, as applicable and further provided the Steam Sales Agreement between ROUGE and DIG is also extended without any minimum volume requirements, for the applicable term.

                  Upon expiration or termination of this Agreement, ROUGE and FORD shall have the option to purchase or lease on reasonable terms and conditions facilities specific to delivery of Electricity to the Rouge Site or otherwise have a free right of access to all other electrical equipment and connections from the Rouge Site to the Detroit Edison electrical transmission and distribution system as the parties may mutually agree.

         12.02    DETERMINATION OF THE COMMENCEMENT DATE


             DIG will provide a target date for commencement of regular Electricity deliveries in a notice given at least sixty (60) days prior to the targeted date. When DIG is able to provide Electricity on a continuous and reliable basis, DIG will transmit a second written notice to ROUGE stating that
(i) the Project is ready to commence regular Electricity and steam deliveries and is ready to accept regular deliveries of blast furnace gas sufficient to allow for the shut down of the Powerhouse on a Commencement Date to be mutually agreed upon but not less than fifteen (15) days from the date of such notice and
(ii) all required permits, approvals and variances from any governmental authority necessary to commence Electricity deliveries from the Project have been obtained. On and after the Commencement Date, DIG shall supply, and ROUGE shall accept, delivery of Electricity in accordance with Section 5.01.

             In the event that DIG is unable to commence reliable delivery of Electricity and steam in sufficient quantities to fulfill FORD and ROUGE operational requirements by the Commencement Date for any reason, DIG will reimburse ROUGE in an amount equal to the differential between the actual amount incurred by ROUGE for electricity delivered to the Rouge Site (whether purchased or self-generated) and the Agreement rates multiplied by the quantity purchased or self-generated for the period beginning the Commencement Date, through actual commencement of regular Electricity and steam deliveries. Such amounts shall be paid in accordance with the payment provisions of Section 9, including timing, payment of all disputed amounts and interest provisions.

             DIG shall have the right to audit records of electricity purchased or self-generated for a period of two years. Disputes as to actual amounts delivered or incurred will be settled in accordance with the procedures in Section 19 and amounts erroneously charged to DIG shall earn interest in accordance with Section 9.03.

                                   SECTION 13

                                  FORCE MAJEURE

13.01    FORCE MAJEURE.

         (a) "Force Majeure" shall mean any event or circumstance or combination of events or circumstances that materially and adversely affects any Party in the performance of its obligations in accordance with the terms of this Agreement, but only if and to the extent that such events and circumstances are not within the affected Party's reasonable control, and which the affected Party could not have prevented through reasonable skill and care but limited to those circumstances or events which are specifically identified in this Section.

         (b) Force Majeure circumstances and events shall be limited to the following events to the extent that they or their consequences (it being understood that if a causing event is within the reasonable control of an affected Party, the direct consequences shall also be deemed to be within such party's reasonable control) satisfy the above requirements:

                           (i) act of war (whether declared or undeclared), hostile or warlike action by an agent of a government or sovereign power, acts of foreign enemies of the United States government (whether accorded diplomatic recognition or not), revolution, rebellion or insurrection, exercise of military or usurped power, or any attempt at usurpation of power;

                           (ii)        the inability to obtain the required
                                     supply of water from the Circulating Water system at the Rouge Site in sufficient quantities to operate the Project for the Rouge Site due to a failure by FORD or ROUGE to exercise reasonable care in maintaining or operating the portion of the Circulating Water system controlled by FORD or ROUGE;

                           (iii)       any Governmental Agency's unreasonable
                                    delay, denial or refusal to grant or renew, or any unreasonable revocation of, any required permit, license, approval or authorization, including governmental authorizations, provided that such adverse governmental action or inaction did not result from a Party's non-compliance with any applicable law or any condition to the granting or maintenance of any such permit, license, approval or authorization, and provided that such impacted Party diligently pursues all reasonable legal remedies available to alleviate such unreasonable delay, denial, refusal, or revocation of such governmental authorization.

13.02    RESTRICTIONS.

         Notwithstanding that an event of Force Majeure may otherwise exist, the provisions of Article 13 shall not in any event excuse any failure to pay or any delay in paying money due and owing under this Agreement including those payments contemplated in Section 7 and Section 18.04.

13.03    NOTIFICATION OBLIGATIONS.


         (a) The Party claiming Force Majeure shall give notice to the other Party of any event or circumstance of Force Majeure as soon as reasonably practicable.

         (b) The Party claiming Force Majeure shall give notice to the other Party of (i) the cessation of the relevant event or circumstance of Force Majeure and (ii) the cessation of the effects of such event or circumstance of Force Majeure on the enjoyment by such Party of its rights or the performance by such Party of its obligations under this Agreement as soon as practicable after becoming aware of the events described in each of clauses (i) and (ii) above.

13.04    OTHER CONSEQUENCES.

         Except as otherwise provided in this Article, neither Party shall be responsible or liable for any breach or deemed breach of this Agreement due to its failure or delay in performing its obligations hereunder due to an event of Force Majeure for such period as the event of Force Majeure continues.

13.05    MEETING BETWEEN PARTIES.

         In the event a Force Majeure event lasts more than 60 days, the Parties shall meet to discuss and determine whether it would be mutually beneficial to terminate this Agreement.

                                   SECTION 14

                             DEFAULT AND TERMINATION

14.01    EVENTS OF DEFAULT.

         Any of the following occurrences or events, whether caused by DIG or FORD, shall constitute a default under this Agreement:

         (a) Failure by either Party to make payment of any amounts due the other Party under this Agreement, which failure continues for a period of thirty
(30) days after receipt of written notice of such nonpayment pursuant to Section 9.04.

         (b) Failure by either Party to perform fully any other provision of this Agreement or any material provision of the Companion Agreements to which both Parties are a party, and (i) such failure continues without cure for a period of one hundred twenty (120) days after written notice of such nonperformance or (ii) if the nonperforming Party shall commence cure within such one hundred twenty (120) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period as shall be necessary for such Party to cure the same with all due diligence.

         (c) If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankrupt or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be stayed or dismissed within sixty (60) days after such filing.

         (d) If either Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make a general assignment for the benefit of its creditors (other than for DIG to make payments to financing parties if required under the terms of a financing referred to under
Section 17); or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any party of its property.

         In the event that either Party is in default under this Agreement, the defaulting Party may, within thirty (30) days following receipt of notice from the non-defaulting Party of such default, (i) cure the default in the event such cure requires more than thirty days to complete, initiate and diligently pursue the curative action, and (ii) in the event of a default specified in paragraphs
(b), (c), or (d) of Section 14.01, provide assurances satisfactory to the non-defaulting Party of its future performance of its obligations under this Agreement. If the default is not so cured, or if such assurances are not so provided; this Agreement may be terminated without obligation to or recourse by the defaulting Party on thirty (30) day's notice by the non-defaulting Party to both the defaulting Party and, in the case of a notice to DIG any lender of the Project which requires such notice.

                                   SECTION 15

                      WAIVERS; AMENDMENTS AND MODIFICATIONS

15.01    WAIVERS.

         No Party shall be deemed to have waived any right hereunder unless such Party shall have delivered to the other Party hereto a written waiver signed by an officer of such waiving Party. Any waiver of right under this Agreement shall be narrowly construed and shall relate only to the specific right and the specific instance detailed in the written notice of waiver which may be conditioned in any way. The failure of either Party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver, and no waiver of any provision on any given occasion shall be construed as a waiver on any other occasion or of any other provision.

15.02    AMENDMENTS AND MODIFICATIONS.

         This Agreement may be amended or modified only by a written instrument signed by both ROUGE and DIG.

                                   SECTION 16

                                     NOTICES

16.01    NOTICES.


         All notices required to be given in writing hereunder shall, unless the contrary is specified in this Agreement, be given to the respective Parties at the following address, or at such other addresses as the Parties respectively may designate in writing to each other by hand-delivery or registered mail:

If to DIG, addressed to:            DIG
                                    c/o CMS Generation Co.
                                    330 Town Center Drive
                                    Dearborn, Michigan  48126
                                    Attn:  Vice President Operations


With a copy to:                     DIG
                                    c/o CMS Generation Co.
                                    330 Town Center Drive
                                    Dearborn, Michigan  48126
                                    Attn:  General Counsel



If to ROUGE, addressed to:          Rouge Steel Company
                                    3001 Miller Road,
                                    P.O. Box 1699
                                    Dearborn,  MI   48121
                                    Attn: Chief Financial Officer

With a copy to:                     Rouge Steel Company
                                    3001 Miller Road,
                                    P.O. Box 1699
                                    Dearborn,  MI   48121
                                    Attn: General Counsel




The Parties shall also notify each other of the address for invoices and routine billing correspondence.


         Any such notice shall be deemed to have been given as of the date so delivered by hand, or in the case of a mailed or express delivered notice, when received at the respective addresses referred to above.

                                   SECTION 17

                                  ASSIGNABILITY

17.01    NON-ASSIGNABILITY.


Except as provided in this Section 17, this Agreement shall not be assigned, transferred or otherwise alienated by either ROUGE or DIG without the prior written consent of the other party, which consent will not be unreasonably withheld, and any attempted assignment, transfer or alienation without such consent shall be void provided, however that ROUGE may assign this Agreement to any Affiliated Company upon giving 30 days prior written notice to DIG and further provided that ROUGE shall guaranty the continuing performance of the assignee for the remaining term of the Agreement. All covenants and provisions of this Agreement for the benefit of the parties shall inure to the benefit of their respective successors and assigns as permitted by the provisions of this paragraph. Affiliated Company shall mean any company in which ROUGE controls directly or indirectly 20% or more of the voting stock.

17.02    PERMITTED ASSIGNMENT.

         DIG has the right to mortgage, assign, hypothecate, pledge, or encumber its interest in this Agreement to a parent or affiliated company (including any general or limited partnership in which DIG or any affiliate of DIG is a general partner) or to any financing party. ROUGE hereby consents to such assignment and to any subsequent assignments by such parent or affiliated company or financing party or any subsequent assignee, provided that, unless otherwise agreed by ROUGE and DIG no such assignment shall relieve DIG of its obligations or liabilities incurred until the effective date of the assignment and provided further that DIG shall guaranty the continuing performance of the assignee for the remaining term of the Agreement. ROUGE agrees to execute a written consent and estoppel certificate to effectuate any assignment permitted under this Agreement.




                                   SECTION 18

                    LIABILITIES AND INDEMNITIES; LEGAL FEES;
                             COMPUTATION OF DAMAGES

18.01    LIABILITIES AND INDEMNITIES.

         (a) DIG shall indemnify and hold harmless ROUGE and its parents and affiliates, and its or their respective directors, officers, representatives, agents, employees and contractors, respectively, from and against any and all liability whatsoever for losses, damages, claims, charges or expenses, including attorneys' fees, on account of injury to or the death of any and all persons, and on account of loss of or damage to any and all property, resulting from or arising out of or in any way connected with the design, construction, operation or maintenance of the Project, unless caused by the sole negligence, gross negligence or willful misconduct of an officer, director, agent, employee or independent contractor of ROUGE. DIG shall further indemnify ROUGE for any and all tax liabilities (other than taxes on the income of ROUGE) associated with the ownership of the Project, the sale of steam and/or Electricity which may be levied on either ROUGE or DIG during the term of this Agreement.

         If the Commencement Date resulting from the second notice required by
Section 12.02 is not within the allotted time by the Michigan Department of Environmental Quality for concurrent operation of both the Project and the Powerhouse, then any related penalties levied by a local, state, or federal governmental authority which result from the continued operation of the Powerhouse due to DIG's failure to be ready to commence reliable delivery of Electricity and steam and take blast furnace gas, shall be the sole responsibility of DIG.

         (b) ROUGE shall indemnify and hold harmless DIG, and its parents and affiliates, and their respective assignees and its or their respective directors, officers, representatives, agents, employees and contractors, respectively, from and against any and all liability whatsoever for losses, damages, claims, charges or expenses, including attorneys' fees, on account of injury to or the death of any and all persons, and on account of loss of or damage to any and all property, resulting from or arising out of or in any way connected with the performance or failure to perform any of ROUGE's obligations hereunder, unless caused by the sole negligence, gross negligence or willful misconduct of an officer, director, agent, independent contractor or employee of DIG.

18.02    [INTENTIONALLY BLANK]

18.03    LIMITATION OF LIABILITY.

         Neither Party shall be liable to the other Party in contract, tort, warranty, strict liability or any other legal theory for any indirect, consequential, incidental, punitive or exemplary damages sustained by the other Party except as expressly provided for in this Agreement.

18.04    DAMAGES PAYABLE BY DIG.

         In addition to the other remedies provided for in this Agreement, in the event DIG fails to deliver Electricity to Point of Delivery as provided for in Section 7.01, for any reason excluding Force Majeure, after the Commencement Date, DIG shall reimburse ROUGE in an amount equal to the differential between the actual amount incurred by ROUGE for electricity delivered to the Rouge Site (whether purchased or self-generated) and the Agreement rate for the relevant time period multiplied by the quantity purchased or self-generated for the period of non-delivery. In the event of a Force Majeure event, the Parties shall bear the cost of such differential equally. Provided, however, DIG shall not be responsible for any costs if such failure is due to the sole negligence or willful misconduct of FORD or ROUGE, their employees, agents, or contractors, or other third parties located upon the Rouge Site.

18.05    DAMAGES PAYABLE BY ROUGE

         In the event ROUGE uses electrical energy in violation of the exclusivity provisions of this Agreement, ROUGE shall pay to DIG the product of two hundred (200%) percent of the differential between (i) the product of the applicable rate in Exhibit F and the actual usage in violation of the exclusivity provisions of this Agreement and (ii) the total revenue received in mitigation sales by DIG, if any. No payment will be due if such differential is negative. Such amounts shall be payable monthly. DIG shall be entitled to retain any revenues described herein. In the event DIG terminates this Agreement due to a default of ROUGE, this Section 18.05 shall survive such termination for a period of time equal to the time remaining in the then current term.

         Provided ROUGE has cured all defaults and paid made timely payments of all amounts due under this Section 18.05, ROUGE shall have the right to request the reinstatement of this Agreement upon twelve months notice. If DIG does not agree to such reinstatement, then ROUGE shall be released from the post-termination obligations of this Section 18.05.

18.06    DUTY TO MITIGATE

         Each Party shall use reasonable efforts to mitigate the effects of any event or circumstance which causes a claim of damages or liability under this Agreement and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the event. Upon the cessation of the event, the Party affected thereby shall make its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

                                   SECTION 19

                          DISPUTE RESOLUTION PROCEDURES

19.01    IF A DISPUTE ARISES

         If a dispute arises between the parties relating to this Agreement, the following procedure shall be followed except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

         (1) Meeting - The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by a party of any remedies to which such party will otherwise be entitled hereunder.

         (2) Alternate Dispute Resolution - If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to meet to select an appropriate form of alternative dispute resolution to resolve the matter in a timely and mutually satisfactory way.

19.02    ARBITRATION

         If the parties are not successful in negotiating a resolution to the dispute, or can not select an appropriate form of alternative dispute resolution within a reasonable time, or such alternative dispute resolution fails to settle the dispute, then the parties agree to submit the dispute to binding arbitration in accordance with the commercial rules of arbitration of the American Arbitration Association by a sole arbitrator and to bear equally the costs of the arbitration. Arbitration shall take place in the City of Dearborn, unless otherwise agreed by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This section is subject to the Federal Arbitration Act, 9 USC ss.1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any court having jurisdiction thereof.

                                   SECTION 20

                                 DIG'S FINANCING

20.01    DIG'S FINANCING.

         ROUGE recognizes that DIG will be obtaining non-recourse financing to construct and operate the Project, which financing may be from investors or from one or more financial institutions, and hereby agrees to provide DIG with such information, documents and records as DIG may reasonably request in connection with DIG's efforts to obtain such financing, and the Parties agree to meet to discuss and to attempt to come to mutually satisfactory agreements for amendments to the Agreement which may be made upon the reasonable request of such investors or financial institutions, provided such request does not materially affect the economic benefits to or risk undertaken by a Party under this Agreement.

                                   SECTION 21

                                  MISCELLANEOUS


21.01    ENTIRE AGREEMENT.

         This Agreement, together with the Exhibits attached hereto and made a part hereof, supersedes and cancels any and all previous agreements, discussions or negotiations between the Parties and contains the entire agreement of the Parties with respect to the subject matter of this Agreement.

21.02    NO DRAFTING PRESUMPTION.

         No presumption shall operate in favor of or against any Party as a result of any responsibility that any Party may have had for drafting this Agreement.

21.03    INDEPENDENT CONTRACTOR.

         Each Party hereto shall be deemed to be an independent contractor in the performance of its obligations hereunder. The Parties hereto expressly agree that this Agreement shall not create an agency, joint venture or partnership relationship.

21.04    SEVERABILITY.

         If any term or provision of this Agreement, or the application thereof to any person or circumstance is rendered or declared illegal for any reason and shall be invalid or unenforceable, such portion shall be ineffective to the extent of such invalidity or unenforceability but the remainder of this Agreement and the application of such term or provision to other persons or circumstances shall not be affected thereby but shall remain in full force and effect and shall be enforced to the greatest extent permitted by applicable law unless such an event materially alters the Parties' intent as expressed in this Agreement.

21.05    GOVERNING LAW.

         This Agreement, and all provisions hereof, shall be governed by and interpreted in accordance with the laws of the State of Michigan, without regard to its choice of law provisions.

21.06    CONFIDENTIALITY

         The Parties hereto agree that the prices, terms and conditions contained in this Agreement ("Confidential Information") shall not be disclosed to third parties without the prior written consent of the other party; provided, however, disclosure is permitted to the extent such disclosure is required by a party providing financing to DIG, independent financial auditors of a Party, or construction contractor for the Project, and such party is bound by non-disclosure obligations at least as stringent as those contained in this Section, or as required by rule of law, court or governmental agency order or subpoena but only to the extent so ordered, and provided that the party so ordered shall attempt to obtain a protective order, or rule of a recognized stock exchange.

         The Parties will use at least a reasonable degree of care to prevent disclosure of such Confidential Information to others. (Reasonable care means that degree of care each party uses to prevent unauthorized disclosure of its own confidential information to third parties.) Such obligation shall not apply to information which:

         (a)      becomes publicly known through no wrongful act of a Party;

         (b) is explicitly approved for release by written authorization of the other Party. Such obligation shall terminate upon the expiration or termination of this Agreement.

21.07    DAMAGE, DESTRUCTION OR CONDEMNATION

         This section shall apply in the event that all or any portion of the Project or Electricity Interconnection Facilities or the Project Site is condemned, appropriated, damaged or destroyed.

         (a) to the extent that it is feasible for DIG, it will use all reasonable efforts to replace any portion of the Project, Project Site or Electricity Interconnection Facilities, which has been damaged, destroyed or condemned.

         (b) to the extent that it is not feasible to replace any portion of the Project, the parties will enter into negotiations to amend the Agreement, if appropriate.

21.08    COUNTERPARTS.

         This Agreement may be executed in one or more counterparts which, taken together, shall constitute a single instrument.

         IN WITNESS WHEREOF, the Parties have executed multiple originals of this Agreement as of the date first set forth above.

                               ROUGE STEEL COMPANY


                               By:_______________________________________

                               Name:____________________________________

                               Title:_____________________________________


                               DEARBORN INDUSTRIAL GENERATION, LLC

                               By:      CMS Generation Co., Member





                               By:______________________________________






                               Name:____________________________________






                               Title:_____________________________________

                                    EXHIBIT A

                                  PROJECT SITE

                                    EXHIBIT B

                                   ROUGE SITE

                                    EXHIBIT C

                                POINT OF DELIVERY

                                    EXHIBIT D

                            MAXIMUM EMISSION CREDITS

                                    EXHIBIT E

                                BASE PROPERTY TAX

             Year                     Base Tax ($000)                  Actual Tax               Depreciation Factor

            1999 *                          442                          To be                          .94
             2000                          1,661                        Supplied                        .83
             2001                          3,328                         By DIG                         .74
             2002                          3,523                       As Soon As                       .68
             2003                          3,201                      Information                       .63
             2004                          2,970                        Becomes                         .59
             2005                          2,796                       Available                        .56
             2006                          2,658                                                        .54
             2007                          2,557                                                        .52
             2008                          2,489                                                        .50
             2009                          2,431                                                        .48
             2010                          2,373                                                        .46
             2011                          2,315                                                        .44
             2012                          2,494                                                        .42
             2013                          3,497                                                        .40

           *Deviations from base amounts will be
       Applied in 2000.

                  FORMULA FOR SECTION 8.03 ADJUSTMENT:

                     2/3 [(AT-BT) *A/B] + 1/3 [(AT-BT) *X/Y]

AT = actual taxes from the table
BT = base tax from table for a
given year
A = MWh sold to ROUGE and entities sponsored by ROUGE under Exhibit G B = total MWh delivered by the Project
X = steam sold to ROUGE
Y = total steam delivered by the Project

Note: Based on a 550MW Project.

         BT calculated on a $134M SEV (10% real with 3% escalation; 90% personal) at 1998 millage rates assuming 12 year abatement and depreciation according to the table above. Depreciation is by phase, and not concurrent for the entire Project.

         AT is to be calculated at one time based on 1998 millage rates and actual SEV and abatement status.

                                    EXHIBIT F
                                     PRICING

                                    Year           $/MWh

                                    2000          $ 40.00
                                    2001          $ 29.62
                                    2002          $ 30.03
                                    2003          $ 30.46
                                    2004          $ 30.88
                                    2005          $ 31.19
                                    2006          $ 31.50
                                    2007          $ 31.82
                                    2008          $ 32.14
                                    2009          $ 32.46
                                    2010          $ 32.94
                                    2011          $ 33.60
                                    2012          $ 34.44
                                    2013          $ 35.84
                                    2014          $ 36.84
                                    2015          $ 37.88


                         EXTENSION TERM PRICING FORMULA

Electric Price =          EN = $29.62 x 1.05 x ( (RG x .70) + (RC x .30 ) )

EN = Electric price in year N

RG = Escalation in gas price from year 2001 to year N

RG = GN/G1

G1 = Average natural gas price in year 2001 on the NYMEX

GN = Average natural gas price in year (N-1) on the NYMEX

RC = Compound CPI rate from year 2001 to year N

* the arithmetic average of the daily settlements on the last three trading days of each month of the front month Henry Hub contract

                                    EXHIBIT G

                         ALLOCATION OF CONTRACT CAPACITY

G.1 Definitions.

The following definitions shall apply to this Exhibit G:

         "Direct Supplier" shall mean an entity which directly contracts with ROUGE to provide materials used in ROUGE's production process or provides additional processing to ROUGE's manufactured products, or an entity which directly contracts with FORD to provide equipment or parts, or materials used in FORD's original equipment manufacturing process.

         "Eligible Customer" shall mean FORD or any facility owned by FORD which is on the Rouge Site, ROUGE or any facility owned by ROUGE which is on the ROUGE Site, any Direct Supplier or Affiliate located on the Rouge Site, FORD World Headquarters, Regent Court, the Research and Engineering Center, Double Eagle Steel Coating Company, Bing Blanking, LLC, Delaco Supreme Tool and Gear Company ("Delaco"), Spartan Steel in Frenchtown Township, and Praxair in Ecorse all without regard to the Eligibility Requirements; and FORD, or any facility owned by FORD which is not on the ROUGE Site, ROUGE or any facility owned by ROUGE which is not on the Rouge Site, and any Affiliate or Direct Supplier which meets the Eligibility Requirements and is located within the Service Area.

         "Eligibility Requirements" shall mean, for all facilities or entities not on the Rouge Site, a minimum demand of 2 MW, and a load factor of at least 55%. All Eligible Customers, except FORD and ROUGE, shall be subject to providing credit ratings or credit support acceptable to DIG such acceptance not to be unreasonably withheld.

         "Full Commercial Operation Date" shall mean the date when the full MW capacity of the Project is commercially available, but not later than January 1, 2002.

         "Service Area" shall mean all properties within the state of Michigan. Additionally, any other entity or facility located outside of the state of Michigan provided such service to, or a sales contract with, such an entity or facility does not prevent DIG's ultimate parents or affiliates from qualifying for an exemption under the Public Utility Holding Company Act of 1935, as may be amended from time to time, (15 USCA 79, et seq) or any successor statutes. Further provided that DIG does not come under the jurisdiction (including taxing authority) of any additional local, state or federal regulatory authority as a result of such service to, or a sales contract with any entity or facility outside of the state of Michigan.

         "Sponsor(s)" shall mean either FORD or ROUGE or both as to each Eligible Customer which it nominates.

G.2.     ELECTRICITY ALLOCATION:

Inclusion in Allocation:

         The Sponsors may request an increase in the total peak MW usage or service for a new Eligible Customer by including such increase or Eligible Customer in a jointly executed notice and nominating a peak MW usage at least seventy-five (75) days prior to the commencement of the next calendar year. Once nominated, such nominated peak MW demand for facilities not within the Rouge Site shall be included in each allocation for the entire contract term but the Eligible Customer may be changed, or the peak demand, or any portion of the peak demand may be re-allocated for the Rouge Site. The Sponsors may elect to change peak MW allocations to Eligible Customers currently included in an allocation form by submitting an amended form no more than twice annually with no minimum notice requirement.

Separate Contract:

         Electricity sales will be pursuant to a separate electricity sales agreement between DIG and any Eligible Customer.

         The initial service shall begin on the Commencement Date for the Rouge Site and Double Eagle Steel Coating Company. The initial service date for all others shall be when the full Project has achieved final completion, but no later than January 1, 2002.

         The Parties shall cooperate and take all reasonable measures to enable a facility to meet the load factor Eligibility Requirement and, if economically mutually beneficial, to maximize the average load factor of all the nominated Eligible Customers.

G.3.     REQUIREMENT TO SERVE.

         Neither DIG nor FORD or ROUGE shall be required to construct any transmission facilities to serve an entity other than to the Points of Delivery as specified in Exhibit C. DIG will, however, provide additional interconnections at the customer's expense, if requested.

                  DIG shall not be required to enter into an electricity sales agreement with any entity which requires third-party transmission services unless the following conditions are satisfied:

         1. Such third-party transmission provider shall comply with the appropriate regulatory authority's requirements for retail wheeling.

         2. Electronic, direct-read meters are available to provide real-time readings to DIG's, at its option.

         3. DIG shall not be required to contract for third-party transmission or distribution services to serve Eligible Customers not located in the Rouge Site. Such responsibility shall lie with the Eligible Customer.

         4. DIG shall not be liable for any charges or penalties related to sending Electricity via third-party transmission or distribution systems unless levied solely due to the failure of DIG to perform its obligations under the energy sales contract.

         5. In the event "dynamic" or real-time scheduling adjustments are not authorized by the relevant third-party transmission provider, the Eligible Customer shall be invoiced and pay for all Electricity scheduled by the Eligible Customer and generated by DIG.

             DIG will waive the Eligibility Requirements for up to a total of ten (10) Direct Suppliers (including Delaco) nominated by FORD or ROUGE which are categorized as either economically or socially disadvantaged, or for community development purposes, further provided that the total demand of such nominees does not exceed ten
             (10) MW.

G.4.     TERMS OF SERVICE.

         Any Electricity allocated under this Agreement shall be for the sole use of the Eligible Customer at their facilities according to its allocation. Under no circumstances shall an Eligible Customer re-sell, transfer or assign the Electricity delivered to the Point of Delivery under this Agreement. In the event of a breach of this covenant, in addition to monetary damages to which it may be entitled, DIG shall be entitled to terminate the agreement with the Eligible Customer.

         DIG shall be the exclusive supplier for all Eligible Customers within the Rouge Site. In the event it is authorized by the relevant regulatory authority and appropriate metering capability is available, DIG will release each Eligible Customer not located on the Rouge Site from the exclusive supplier provision, if the Electricity sold to such Eligible Customer is considered the first Electricity through the meter

         The Point of Delivery for all Eligible Customers receiving Electricity via a third-party transmission system shall be at DIG's point of interconnection with the Detroit Edison transmission system.

         The agreements between DIG and each Eligible Customer shall be on the same terms and conditions of this Agreement except it is agreed that Sections 4, 7, 8 (excluding 8.01 and 8.02), 12, 13, and 18 are subject to adjustment. The notice provisions of Section 6 shall apply unless modifications are necessary to comply with the scheduling requirements approved by Michigan Public Service Commission.



                                       6